Exhibit 99.2

FOR IMMEDIATE RELEASE

FROM:	MSA (Mine Safety Appliances Company)

Ticker: MSA (NYSE)

Contact: Mark Deasy – (724) 741-8570

Joseph Bigler to Lead New Customer Focus Function at MSA

Nish Vartanian Named Successor to Lead MSA North America

PITTSBURGH, September 4, 2013 – MSA (NYSE: MSA) of Pittsburgh, Pa., the global leader in safety products and systems that protect people and facility infrastructures, today announced two executive leadership changes that provide the company with a heightened global focus on driving customer loyalty while ensuring continuity of experienced leadership for the company’s North American business segment.

Joseph Bigler, formerly President of MSA’s North American business segment, has been appointed to the newly created role of Vice President and Chief Customer Officer. Concurrent with this leadership change, the Board of Directors of MSA has elected Nish Vartanian to the position of President, MSA North America. Mr. Vartanian most recently served as Vice President for the company’s Fixed Gas and Flame Detection (FGFD) business.

In his new role with the company, Mr. Bigler will be responsible for leading the global development and implementation of a customer experience framework that identifies and improves a broad range of critical customer touch points, explained William M. Lambert, MSA President and CEO.

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“For nearly 100 years, MSA’s mission to help keep customers protected from harm in the workplace has been the foundation of our culture and a mindset that exists among MSA associates around the world,” Mr. Lambert said. “Now the time has come for us to further define and leverage this focus in a way the helps us accelerate growth and increase shareholder value. That is the effort I’m looking to Joe to lead; to serve as a change agent responsible for deepening the organization’s understanding of the customer journey and the role each of us play in improving the overall customer experience.”

Mr. Bigler was elected President of MSA North America in 2007. He joined MSA in 1971 and, over his long tenure with the company, served in a variety of capacities including Product Line Manager for Self-Contained Breathing Apparatus, Nuclear Industry Specialist, Regional Sales Manager, National Sales Manager and Vice President, North America Sales. Most recently, Mr. Bigler championed customer loyalty efforts in North America, establishing a best practice blueprint and key metrics for the organization. He will now be responsible for expanding – and enhancing – these best practices on a global scale.

In being elected the new President of MSA North America, Mr. Vartanian returns to a part of the MSA organization with which he is very familiar. Over his 28 years with the company, Mr. Vartanian has served in various roles of increasing responsibility within MSA’s North America segment. He joined the company in 1985 as a sales representative in Atlanta, Ga., and was later promoted to U.S. National Sales Manager. In 2005, Mr. Vartanian was named Director of North America Commercial Sales and Distribution.

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In 2010, Mr. Vartanian played the lead role in guiding the integration of MSA’s acquisition of California-based General Monitors. In 2011, he was appointed to MSA’s Executive leadership Team and, in 2012, was elected Vice President of MSA’s Fixed Gas and Flame Detection business.

“Over the course of the last three years, Nish’s leadership has led to tremendous success for our Fixed Gas and Flame Detection (FGFD) business, and I couldn’t be more optimistic about the opportunities that await us in this market,” Mr. Lambert said. “This experience, combined with Nish’s strong knowledge of our North American market – gained from nearly 30 years of MSA sales experience – make him very well prepared to take on this new role. “In Nish we have a very capable, experienced and highly respected leader, and I am confident in his ability to lead our North American organization to new and greater levels of success.”

About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

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